TRIDEX CORPORATION AND SUBSIDIARY
                  Exhibit 11 Computation of Per Share Earnings
                             (Dollars in Thousands)
                                   (Unaudited)

====================================================================================================
                                                                  Quarters Ended
----------------------------------------------------------------------------------------------------
                                                 March 31, 2000                       March 31, 1999
               BASIC:
           EARNINGS (LOSS)
          Net income (loss)                          $1,126                               $(726)

               SHARES:
 Weighted average shares outstanding                6,368,000                            6,368,000


 EARNINGS (LOSS) PER SHARE - BASIC:                   0.18                                (0.11)

              DILUTED:
           EARNINGS (LOSS)
          Net income (loss)                          $1,126                               $(726)

               SHARES:                                                                   6,368,000
 Weighted average shares outstanding                6,368,000

EARNINGS (LOSS) PER SHARE - DILUTED:                  0.18                                (0.11)
====================================================================================================


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